EXHIBIT 99.1

[LANDRY’S RESTAURANTS LETTERHEAD]

1510 West Loop South • Houston, Texas 77027 • Main 713/850-1010 • Exec. 713-386-7000 • Fax 713/386-7070

LANDRY’S RESTAURANTS, INC. (“LNY”/NYSE) REPORTS

SECOND QUARTER 2003 FINANCIAL RESULTS

Houston, Texas (July 31, 2003)

Landry’s Restaurants, Inc. (the “Company”), the second largest operator of casual dining seafood restaurants announced its earnings for the second quarter ended June 30, 2003.

Revenues for the three months ended June 30, 2003, totaled $300 million, as compared to $231.9 million a year earlier. Net earnings for the quarter were $16.9 million, compared to $15.0 million reported last year. Included in the 2003 earnings is an asset impairment charge of $1.1 million, net of tax, or a reduction to earnings of approximately $0.04 per share resulting from the termination of a Crab House restaurant lease in Florida. Excluding the 2003 asset impairment charge, earnings per share (diluted) adjusted for the quarter were $0.64. Earnings per share (diluted) for the quarter were $0.60, compared to $0.56 reported last year. Same store sales for the Company’s restaurants were down approximately 2% for the quarter. However, same store sales for the Company were a positive nearly 3% in the month of July 2003.

Revenues for the six months ended June 30, 2003, totaled $549.5 million, as compared to $424.1 million a year earlier. Net earnings for the six months were $25.0 million, compared to $21.2 million reported last year. Earnings per share—(diluted) for the six months were $0.89, or $0.93 adjusted excluding the 2003 asset impairment charge, compared to $0.85 reported last year.

The Company operated 279 restaurants at June 30, 2003 primarily under the trade names Joe’s Crab Shack, Landry’s Seafood House, The Crab House, Charley’s Crab, Chart House seafood restaurants, the Rainforest Cafe and Saltgrass Steak House restaurants.

Earnings per share adjusted for the asset impairment charge is not a generally accepted accounting principles (“GAAP”) measurement and is presented solely as a supplemental disclosure because the Company believes that it is a widely used measure of operating performance in the restaurant industry.

This Press Release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Our forward-looking statements are subject to risks and uncertainty, including without limitation, our ability to continue our expansion strategy, positive same store sales, availability and pricing of financing, ability to make projected capital expenditures, as well as general market conditions, competition, and pricing. Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of the assumptions could be inaccurate, and therefore, we cannot assure you that these forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in our forward-looking statements, the information contained herein should not be regarded as a representation by us or any other person that our objectives and plans will be achieved.

CONTACT:	Tilman J. Fertitta Chairman, President and C.E.O.	or	Paul S. West ExecutiveVice President and C.F.O.

LANDRY'S RESTAURANTS, INC.

UNAUDITED CONDENSED INCOME STATEMENTS (000'S)

	FOR THE QUARTER ENDED 30-Jun-03			FOR THE QUARTER ENDED 30-Jun-02			FOR THE SIX MONTHS ENDED 30-Jun-03			FOR THE SIX MONTHS ENDED 30-Jun-02
REVENUES	$299,890		100.0%	$231,938		100.0%	$549,472		100.0%	$424,108		100.0%

COST OF SALES	87,447		29.2%	66,443		28.6%	160,769		29.3%	121,844		28.7%
LABOR	86,654		28.9%	64,743		27.9%	161,201		29.3%	120,024		28.3%
OTHER RESTAURANT OPERATING EXPENSES	71,370		23.8%	56,786		24.5%	132,569		24.1%	106,697		25.2%

RESTAURANT LEVEL PROFIT	$54,419		18.1%	$43,966		19.0%	$94,933		17.3%	$75,543		17.8%
GENERAL & ADMINISTRATIVE	12,010		4.0%	10,937		4.7%	23,682		4.3%	20,459		4.8%
PRE-OPENING COSTS	1,550		0.5%	576			5,218		0.9%	1,858
DEPRECIATION & AMORTIZATION (1)	13,710	(1)	4.6%	11,338	(2)	4.9%	24,905	(1)	4.5%	21,223	(2)	5.0%

TOTAL OPERATING INCOME	$27,149		9.1%	$21,115		9.1%	$41,128		7.5%	$32,003		7.5%
OTHER EXPENSE (INCOME)	2,648		0.9%	(689	)(2)		4,858		0.9%	1,238	(2)

INCOME BEFORE TAXES	24,501		8.2%	21,804		9.4%	36,270		6.6%	30,765		7.3%
TAX PROVISION	7,595			6,759			11,244			9,537

NET INCOME	$16,906			$15,045			$25,026			$21,228

EARNINGS PER SHARE—(basic)	$0.61	(1)		$0.58			$0.91	(1)		$0.88

AVERAGE SHARES—(basic)	27,540			26,000			27,600			24,100

EARNINGS PER SHARE—(diluted)	$0.60	(1)		$0.56			$0.89	(1)		$0.85

AVERAGE SHARES—(diluted)	28,300			27,000			28,250			25,100

NOTES:
(1)	Includes asset impairment charge of $1.5 million pre-tax in 2003, or $0.04 per share, after tax.
(2)	Included in such amounts are as follows:

                Depreciation and amortization—asset impairment of $1.7 million for the 2nd quarter ($2.2 million year-to-date) for an                 operating restaurant

                Other expense (income)—additional income recorded of $1.6 million for vendor settlement and gain on asset.

LANDRY’S RESTAURANTS, INC.

CONDENSED UNAUDITED BALANCE SHEETS

($ in Millions except per share amounts)

	June 30, 2003	Dec. 31, 2002
	(unaudited)
Cash & Equivalents	$13.9	$13.9
Other Current Assets	76.6	78.8

Total Current Assets	90.5	92.7
Property & Equipment, Net	924.8	830.9
Other Assets	9.1	9.4

Total Assets	$1,024.4	$933.0

Current Liabilities	$153.7	$148.4
Credit Line	255.7	189.4
Other Non-current	28.4	28.1

Total Liabilities	437.8	365.9
Total Stockholders’ Equity	586.6	567.1

Total Liabilities & Equity	$1,024.4	$933.0

Net Book Value per share	$21.27	$20.42